EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-108777 and 333-114088) on Form S-3 and (Nos. 333-42579, 333-53127, 333-63333, 333-55342, 333-102429, 333-128444 and 333-147279) on Form S-8 of RealNetworks, Inc. of our reports dated March 9, 2010, with respect to the consolidated balance sheets of RealNetworks, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and noncontrolling interest, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of RealNetworks, Inc.
/s/ KPMG LLP
Seattle, Washington
March 9, 2010